UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     May 21, 2008

Salton, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
0-195557	36-3777824
(Commission File Number)	(I.R.S. Employer Identification No.)

3633 Flamingo Road, Miramar, Florida	33027
(Address of principal executive offices)	(Zip Code)

(954) 883-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On May 21, 2008, Salton, Inc. (Pink Sheets: SFPI) announced that it has entered into a definitive agreement to acquire United Pet Group (“UPG”), the global pet business of Spectrum Brands, Inc. (NYSE: SPC), for an amount (subject to customary adjustments, including for working capital, indebtedness and seller transaction expenses) equal to approximately $692.5 million in cash plus additional consideration in the form of $98 million of Spectrum's Variable Rate Toggle Senior Subordinated Notes due 2013 and $124.5 million of Spectrum's Senior Subordinated Notes due February 1, 2015 (in each case taking into account the principal amount thereof and any accrued interest thereon). Salton expects to finance the transaction with an equity investment provided by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, "Harbinger Capital Partners"), the controlling stockholders of Salton. As part of such investment, Harbinger Capital Partners will contribute the Spectrum notes to Salton. Salton has also received a financing commitment for credit facilities totaling $325 million, though the acquisition of United Pet Group is not contingent on any financing requirement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "expect,' "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, expectations with respect to the synergies, efficiencies, overhead savings, costs and charges and anticipated financial impacts of the acquisition and related transactions; the satisfaction of the closing conditions to the acquisition and related transactions; and the timing of the completion of the acquisition and related transactions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside our control and difficult to predict. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the ability to obtain governmental approvals of the acquisition on the proposed terms and schedule, (2) our ability to successfully integrate the two businesses, (3) the ability to fully realize the cost savings and any synergies from the acquisition within the proposed time frame, (4) disruption from the acquisition making it more difficult to maintain relationships with customers, employees or suppliers, (5) fluctuations in the Chinese currency; (6) changes in the sales prices, product mix or levels of consumer purchases of our products, (7) bankruptcy of or loss of major retail customers or suppliers, (8) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (9) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (10) changes in suppliers, (11) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Salton and UPG buy, operate and/or sell products, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, as well as other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the "SEC"), especially the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. We caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the acquisition or other matters and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Additional Information About the Transfer and Where to Find It

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Salton’s website (www.saltoninc.com) under the heading “Investors” and then under the item “SEC Filings.”

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
99.1	Press release of Salton, issued on May 21, 2008, regarding the acquisition of UPG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALTON, INC.
Dated: May 21, 2008	By:	/s/ Terry Polistina
Name: Terry Polistina Title: President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release of Salton, issued on May 21, 2008, regarding the acquisition of UPG.